Exhibit 16 to Form 8K/A





July 2, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4 of the amendment on Form 8-K/A dated July 1, 2002 of BriteSmile, Inc. and are in agreement with the statements contained in paragraphs 1-5 on page 1 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

                              /s/ Ernst & Young LLP